GISH BIOMEDICAL, INC.
                       NONQUALIFIED STOCK OPTION AGREEMENT
                       -----------------------------------

     This Nonqualified Stock Option Agreement (the "Agreement") is entered into as of May 18, 2000 by and between Gish Biomedical, Inc., a California corporation (the "Company"), and Kelly D. Scott (the "Optionee").

     1. Grant of Option.  The Company  hereby  grants to Optionee an option (the
        ---------------
"Option") to purchase all or any portion of a total of One Hundred and Ninety Thousand (190,000) shares (the "Shares") of the Common Stock of the Company at a purchase price of Three Dollars ($3.00) per share (the "Exercise Price"), subject to the terms and conditions set forth herein. The Option granted hereunder in intended to constitute a nonqualified stock option.

     2.  Vesting of Option.  The right to  exercise  this  Option  shall vest in
         -----------------
installments, and this Option shall be exercisable from time to time in whole or in part as to any vested installment, as follows:

                                             This Option shall be
                        On or After:         Exercisable as to:
                        ------------         -----------------

(i)      May 18, 2000:                       60,000 shares
(ii)     May 18, 2001:  an additional        40,000 shares
(iii)    May 18, 2002:  an additional        40,000 shares
(iv)     May 18, 2003:  an additional        50,000 shares

No additional shares shall vest after the date of termination of Optionee's "Continuous Service" (as defined in Section 3 below), but this Option shall continue to be exercisable in accordance with Section 3 hereof with respect to that number of shares that have vested as of the date of termination of Optionee's Continuous Service.

     3. Term of Option. Optionee's right to exercise this Option shall terminate
        --------------
upon the first to occur of the following:

        (a) the expiration of ten (10) years from the date of this Agreement;

        (b) the expiration of three (3) months from the date of termination of Optionee's Continuous Service if such termination occurs for any reason other than permanent disability, death or voluntary resignation; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(e) below shall apply;

        (c) the expiration of one (1) month from the date of termination of Optionee's Continuous Service if such termination occurs due to voluntary resignation; provided, however, that if Optionee dies during such one-month period the provisions of Section 3(e) below shall apply;

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        (d) the  expiration of one (1) year from  the  date  of  termination  of
Optionee's Continuous Service if such termination is due to permanent disability of the Optionee (as defined in Section 22(e)(3) of the Code); or

        (e) the expiration of one (1) year from the date of termination of Optionee's Continuous Service if such termination is due to Optionee's death or if death occurs during either the three-month or one-month period following termination of Optionee's Continuous Service pursuant to Section 3(b) or 3(c) above, as the case may be.

     As used herein, the term "Continuous Service" means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacation, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or any of such other employer corporation, if applicable, (ii) service as a member of the Board of Directors of the Company until Optionee resigns, is removed from office, or Optionee's term of office expires and he or she is not reelected, or (iii) so long as Optionee is engaged as a consultant or service provided to the Company or other corporation referred to in clause (i) above.

     Additionally, for purposes of this Agreement "Fair Market Value" on any given date means the value of one share of Common Stock, determined as follows:

       (a) If the Common Stock is then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such NASDAQ market system or principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such NASDAQ market system or such exchange on the next preceding day for which a closing sale price is reported.

        (b) If the Common Stock is not then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.


        (c) If neither (a)nor (b)is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Board of Directors in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

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     4. Exercise  of Option.  On  or after the  vesting  of any  portion of this
        -------------------
Option in accordance with Sections 2 or 9 hereof, and until termination of the right to exercise this Option in accordance with Section 3 above, the portion of this Option which has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

        (a) a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased(but no fractional Shares may be purchased);

        (b) payment of the Exercise Price

        (c) a check or cash in the amount reasonably requested by the Company to satisfy the Company's withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other compensation payable to Optionee, provided such arrangements satisfy the requirements of applicable tax laws); and


        (d) a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee, provided designated in Section 5 below, as the case may be.

     5. Death of Optionee: No Assignment.  The rights of the Optionee under this
        --------------------------------
Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If the Optionee's Continuous Service terminates as a result of his or her death, and provided Optionee's rights hereunder shall have vested pursuant to Section 2 hereof, Optionee's legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the Optionee's rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.

     6. Representations and Warranties of Optionee.
        -------------------------------------------

        (a) Optionee represents and warrants that this Option is being acquired by Optionee for Optionee's personal account,for investment purposed only,and not with a view to the distribution, resale or other disposition thereof.

        (b) Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act


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of 1933, as amended (the "Securities  Act"), on the basis of certain  exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling
or  otherwise   disposing   thereof  and  an  agreement  by  Optionee  that  the
certificates   evidencing  the  Shares  may  bear  a  legend   indicating   such
non-registration under the Securities Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.

     7.  Restrictive   Legends.   Optionee  hereby   acknowledges  that  federal
         ---------------------
securities laws and the securities laws of the state in which Optionee resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary or advisable.

     8.  Adjustments  Upon Changes in Capital  Structure.  In the event that the
         -----------------------------------------------
outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Board of Directors to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option.

     9. No Employment Contract Created.  Neither the granting of this Option nor
        ------------------------------
the exercise hereof shall be construed a granted to the Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will the
Optionee's employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved.

     10. Rights as  Shareholder.  The Optionee (or  transferee of this option by
         ----------------------
will or by the laws of descent and distribution) shall have no rights as a shareholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate or certificates to him or her for such Shares, notwithstanding the exercise of this Option.

     11. "Market Stand-Off" Agreement. Optionee agrees that, if requested by the
         -----------------------------
Company or the managing underwriter of any proposed public offering of the Company's securities, Optionee will not sell or otherwise transfer or dispose of

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any Shares held by Optionee  without the prior written consent of the Company or such underwriter, as the case may be, during such period of time, not to exceed 180 days following the effective date of the registration statement filed by the Company with respect to such offering, as the Company or the underwriter may specify.

     12.  Interpretation.  The Board of Directors  shall  interpret and construe
          --------------
this Option, and any action, decision, interpretation or determination made in good faith by the Board of Directors shall be final and binding on the Company and the Optionee.

     13.  Notices.  Any notice,  demand or request  required or  permitted to be
          -------
given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

     14. Annual and Other Periodic  Reports.  During the term of this Agreement,
         -----------------------------------
the Company will furnish to the Optionee copies of all annual and other periodic financial and informational reports that the Company distributes generally to its shareholders.

     15. Governing Law. The validity, construction,  interpretation,  and effect
         -------------
of this Option shall be governed by and determined in accordance with the laws of the State of California.

     16. Severability. Should any provision or portion of this Agreement be held
         ------------
to be unenforceable or invalid for any reason, the remaining provision and portions of this Agreement shall be unaffected by such holding.

     17. Counterparts.   This  Agreement  may   be   executed  in  two  or  more
         -------------
counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

     18. Securities Law Compliance.  The sale of the Shares that are the subject
         --------------------------
of this Agreement has not been qualified with the Board of Directors of the securities laws of any state and the issuance of such Shares or the payment or receipt of any part of the consideration therefore prior to such qualification may be unlawful, unless the sale of such Shares is exempt from such qualification. The rights of all parties to this Agreement are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GISH BIOMEDICAL, INC.                          "OPTIONEE"

By:      /s/ Leslie M. Taeger                  /s/ Kelly D. Scott
         ---------------------------           -----------------------------
                                                        (Signature)
Name:    Leslie M. Taeger
         ---------------------------

Title:   Chief Financial Officer                     Kelly D. Scott
         ---------------------------           -----------------------------
                                                  (Type or print name)



















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